Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

The J. M. Smucker Company

(Exact Name of Registrant Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Time	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common shares, no par value per share	457(f)(1) and 457(f)(3)	4,120,553 shares(2)	N/A	$457,076,629.17(3)	$147.60 per $1,000,000	$67,464.51
Fees Previously Paid	N/A
Carry Forward Securities
Carry Forward Securities	N/A
	Total Offering Amounts					$457,097,015.43(3)		$67,464.51
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$67,464.51

(1)

This registration statement relates to the registration of the maximum number of common shares, no par value per share, of the registrant (the “Smucker common shares”) estimated to be issuable by the registrant in connection with the offer, the merger and the other transactions described in this registration statement and the Agreement and Plan of Merger, dated as of September 10, 2023, by and among the registrant, SSF Holdings, Inc., a direct wholly owned subsidiary of the registrant, and Hostess Brands, Inc. (“Hostess Brands”).

(2)

Represents the maximum number of Smucker common shares estimated to be issuable upon consummation of the offer and the subsequent merger. The number of Smucker common shares being registered is equal to the product obtained by multiplying (i) 137,260,249 shares of Hostess Brands common stock, par value $0.0001 per share (“Hostess Brands common stock”), by (ii) the exchange ratio of 0.03002 Smucker common shares for each share of Hostess Brands common stock entitled to received Smucker common shares upon consummation of the offer or the subsequent merger. The number of shares of Hostess Brands common stock set forth in clause (i) of the prior sentence is equal to the sum of (a) 132,881,396 shares of Hostess Brands common stock issued and outstanding as of October 6, 2023, plus (b) 4,378,853 shares of Hostess Brands common stock underlying Hostess Brands equity awards that may become exercisable or issuable prior to the consummation of the offer and the subsequent merger. In accordance with Rule 416, this Registration Statement also covers an indeterminate number of additional Smucker common shares as may be issuable as a result of stock splits, stock dividends or similar transactions pursuant to the Merger Agreement.

(3)

Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) under the Securities Act, based on (i) the market value of the estimated maximum number of shares of Hostess Brands common stock entitled to received Smucker common shares upon consummation of the offer or the subsequent merger, which is equal to the product of (a) the number set forth in clause (i) of the preceding footnote and (b) $33.33, the average of the high and low sale prices of Hostess Brands common stock on the Nasdaq on October 3, 2023, minus (ii) $4,117,807,470.00, which is the aggregate amount of cash consideration estimated to be paid by Smucker to holders of shares of Hostess Brands common stock entitled to receive Smucker common shares upon consummation of the offer or the subsequent merger.